Consent of Independent Registered Public Accounting Firm

Exhibit 23.3

We consent to the incorporation by reference in the Registration Statement (No.333-147633) on Form S-3/A of MDI, Inc. of our report dated March 31, 2008 relating to our audit of the consolidated financial statements of MDI, Inc., which appear in the Annual Report on Form 10-KSB of MDI, Inc. for the year ended December 31, 2007, our report dated March 31, 2008 relating to our audit of the consolidated financial statements of FAS Construction Management, Inc., which appear in the Form 8-K/A for the nine month period ended September 30, 2007 and to the use of our name as it appears under the caption “Experts.”

/s/ Padgett, Stratemann & Co., L.L.P.

San Antonio, Texas
April 1, 2008